Exhibit 99.1

The New York Times Company Reports 2013 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--August 1, 2013--The New York Times Company (NYSE: NYT) announced today second-quarter 2013 diluted earnings per share from continuing operations of $.13 compared with $.25 in the same period of 2012. Excluding severance and the 2012 special item discussed below, diluted earnings per share from continuing operations were $.14 in the second quarter of 2013 compared with $.11 in the second quarter of 2012.

The Company had operating profit of $53.4 million in the second quarter of 2013 compared with $44.1 million in the same period of 2012. Excluding depreciation, amortization and severance, operating profit rose 13 percent to $77.8 million from $68.8 million in the second quarter of 2012.

“Our improved results in the second quarter were an organization-wide effort – with contributions from more favorable revenue trends and strong cost performance,” said Mark Thompson, president and chief executive officer. “The increase in operating profit reflects the ongoing evolution of our digital subscription initiatives on the circulation side, the moderation of revenue declines on the advertising side and the continued focus on managing costs.

“Circulation revenues rose 5 percent led by digital subscription initiatives. Paid digital subscriptions across the Company totaled approximately 738,000 at quarter-end, an increase of nearly 40 percent year-over-year from the end of the second quarter of 2012. And while advertising revenues decreased approximately 6 percent, we saw a sequential improvement from the first-quarter trends.

“We are making good progress and are on track with our strategic growth initiatives. In particular, we are well under way in the ramp-up for the fall re-brand of the International Herald Tribune as the International New York Times and with the development work related to our new paid products. I am also very pleased to welcome Meredith Kopit Levien, our new executive vice president of advertising, who joined the Company earlier this week.”

Comparisons

Unless otherwise noted, all comparisons are for the second quarter of 2013 to the second quarter of 2012. The results of the Regional Media Group, which was sold in the first quarter of 2012, and the results of the About Group, which was sold in the fourth quarter of 2012, are reported within discontinued operations in 2012.

This release includes non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

There were no special items in the second quarter of 2013.

The second-quarter 2012 results included the following special item:

  A $37.8 million ($22.0 million after tax or $.15 per share) gain on the sale of the Company’s remaining 210 units in Fenway Sports Group.

In addition to these special items, the Company had severance costs of $2.7 million ($1.6 million after tax or $.01 per share) and $1.8 million ($1.1 million after tax or $.01 per share) in the second quarters of 2013 and 2012, respectively.

Second-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 0.9 percent to $485.4 million from $489.8 million. Circulation revenues increased 5.1 percent, while advertising and other revenues decreased 5.8 percent and 9.7 percent, respectively.

Circulation revenues rose as digital subscription initiatives and the increase in print circulation prices at The New York Times and The Boston Globe earlier this year offset a decline in print copies sold. In the second quarter of 2013, revenues from the Company's digital-only subscription packages, e-readers and replica editions were $38.3 million, up 44.1 percent from the second quarter of 2012, and in the first half of 2013 totaled $75.1 million, up 51.7 percent from the same period in 2012.

Paid subscribers to The Times and the International Herald Tribune digital-only subscription packages, e-readers and replica editions totaled about 699,000 as of the end of the second quarter of 2013, an increase of more than 35 percent year-over-year since the end of the second quarter of 2012. Paid digital subscribers to BostonGlobe.com and The Boston Globe’s e-readers and replica editions totaled about 39,000 as of the end of the second quarter of 2013, an increase of nearly 70 percent year-over-year from the end of the second quarter of 2012.

Print and digital advertising revenues decreased 6.8 percent and 2.7 percent, respectively, largely due to ongoing secular trends and an increasingly complex and fragmented digital advertising marketplace. In the second quarter of 2013, digital advertising revenues were $51.2 million compared with $52.6 million in the 2012 second quarter. Digital advertising revenues as a percentage of total Company advertising revenues were 24.7 percent in the second quarter of 2013 compared with 23.9 percent in the second quarter of 2012.

Operating Costs

Operating costs decreased 3.1 percent to $431.9 million from $445.7 million. Excluding depreciation, amortization and severance, operating costs decreased 3.2 percent to $407.6 million from $421.0 million mainly due to lower compensation and benefits costs and raw materials expense.

Other Data

Joint Ventures

Loss from joint ventures was $0.5 million compared with income of $1.1 million largely due to lower results for the paper mills in which the Company has investments.

Interest Expense, net

Interest expense, net decreased to $14.6 million from $15.5 million mainly due to the Company’s payment at maturity on September 26, 2012 of all $75 million aggregate principal amount of the Company’s 4.610 percent senior notes.

Income Taxes

The Company had income tax expense of $18.2 million (effective tax rate of 47.4 percent) in the second quarter of 2013 and an income tax expense of $21.5 million (effective tax rate of 47.8 percent) in the first six months of 2013.

The Company had income tax expense of $29.4 million (effective tax rate of 43.6 percent) in the second quarter of 2012 and income tax expense of $31.2 million (effective tax rate of 39.8 percent) in the first six months of 2012.

Liquidity

As of June 30, 2013, the Company had cash and marketable securities of approximately $918 million (excluding restricted cash of approximately $22 million that is subject to certain collateral requirements). Total debt and capital lease obligations were approximately $694 million. During the second quarter of 2013, the Company repurchased approximately $5 million principal amount of its 6.625 percent senior notes due 2016.

Capital Expenditures

Capital expenditures totaled approximately $1.8 million in the second quarter of 2013 and approximately $5.5 million in the first six months of 2013.

Prior Period Adjustments

During the second quarter of 2013, the Company determined that due to an error in the actuarial valuation of accrued benefits for certain participants in The New York Times Companies Pension Plan, the Company’s pension benefit obligation was overstated by approximately $50.4 million as of December 30, 2012. The Company concluded that the impact of the error was not material individually or in the aggregate to any of the prior reporting periods from an income statement and balance sheet perspective.

This release contains 2012 second-quarter and six-month financial information presented on an adjusted basis to correct the error and the Company will make adjustments for future filings that include financial statements for the periods affected. Financial information for the first quarter of 2013 has also been adjusted. The adjustments resulted in a reduction in pension expense and pension liability in each of the periods presented.

As reported, in the first quarter of 2013, operating costs, operating profit and diluted EPS were $443.1 million, $22.9 million and $.02, respectively. As adjusted, first-quarter 2013 operating costs, operating profit and diluted EPS were $442.3 million, $23.7 million and $.02, respectively.

The quarterly impact of the adjustments on 2012 is summarized below:

(Dollars in thousands, except per share data)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2012 Operating Costs As Reported	$462,812	$446,599	$440,519	$480,461	$1,830,391
2012 Operating Costs As Adjusted	461,948	445,734	439,656	479,599	1,826,937

2012 Settlement Charge As Reported				48,729	48,729
2012 Settlement Charge As Adjusted				47,657	47,657

2012 Operating Profit As Reported	12,620	43,203	8,509	44,008	108,340
2012 Operating Profit As Adjusted	13,484	44,068	9,372	45,942	112,866

2012 Diluted EPS As Reported	0.28	(0.59)	0.02	1.14	0.87
2012 Diluted EPS As Adjusted	0.28	(0.58)	0.02	1.15	0.89

Outlook

Total circulation revenues are projected to increase in the low- to mid-single digits in the third quarter of 2013 compared with the same period in 2012.

Total advertising revenue trends in the third quarter of 2013 are expected to experience similar month-to-month volatility to the first half of 2013.

Total operating costs in the third quarter of 2013 are expected to be in line with the same period in 2012.

In addition, the Company expects the following on a pre-tax basis in 2013:

  Results from joint ventures: loss of $3 to $6 million,
  Depreciation and amortization: $90 to $95 million,
  Interest expense, net: $55 to $60 million, and
  Capital expenditures: approximately $35 million.

Conference Call Information

The Company’s second-quarter earnings conference call will be held on Thursday, August 1, at 11:00 a.m. E.T. To access the call, dial 888-686-9683 (in the U.S.) and 913-312-1520 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months. An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, August 2. The access code is 5503280.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of circulation and advertising generated by the Company’s various markets and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading global, multimedia news and information company with 2012 revenues of $2.0 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news and information.

Exhibits:	Condensed Consolidated Statements of Operations
Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2013	2012	% Change	2013	2012	% Change
Revenues
Circulation	$245,132	$233,291	5.1%	$486,921	$460,285	5.8%
Advertising	207,454	220,228	-5.8%	398,621	435,462	-8.5%
Other(a)	32,777	36,283	-9.7%	65,754	69,487	-5.4%
Total revenues	485,363	489,802	-0.9%	951,296	965,234	-1.4%
Operating costs
Production costs	192,396	202,578	-5.0%	388,662	405,285	-4.1%
Selling, general and administrative costs	217,928	220,236	-1.0%	442,131	449,360	-1.6%
Depreciation and amortization(b)	21,608	22,920	-5.7%	43,408	53,036	-18.2%
Total operating costs	431,932	445,734	-3.1%	874,201	907,681	-3.7%
Operating profit	53,431	44,068	21.2%	77,095	57,553	34.0%
Gain on sale of investment(c)	—	37,797	N/A	—	55,645	N/A
Write-down of investments(d)	—	—	N/A	—	4,900	N/A
(Loss)/income from joint ventures	(459)	1,079	*	(3,399)	1,050	*
Interest expense, net	14,646	15,464	-5.3%	28,720	30,916	-7.1%
Income from continuing operations before income taxes	38,326	67,480	-43.2%	44,976	78,432	-42.7%
Income tax expense	18,189	29,440	-38.2%	21,516	31,233	-31.1%
Income from continuing operations	20,137	38,040	-47.1%	23,460	47,199	-50.3%
Loss from discontinued operations, net of income taxes(e)	—	(125,689)	N/A	—	(92,298)	N/A
Net income/(loss)	20,137	(87,649)	*	23,460	(45,099)	*
Net (income)/loss attributable to the noncontrolling interest	(6)	27	*	243	80	*
Net income/(loss) attributable to The New York Times Company common stockholders	$20,131	$(87,622)	*	$23,703	$(45,019)	*

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$20,131	$38,067	-47.1%	$23,703	$47,279	-49.9%
Loss from discontinued operations, net of income taxes	—	(125,689)	N/A	—	(92,298)	N/A
Net income/(loss)	$20,131	$(87,622)	*	$23,703	$(45,019)	*

Average number of common shares outstanding:
Basic	148,797	148,005	0.5%	148,754	147,936	0.6%
Diluted	156,511	149,799	4.5%	156,101	150,669	3.6%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.14	$0.26	-46.2%	$0.16	$0.32	-50.0%
Loss from discontinued operations, net of income taxes	—	(0.85)	N/A	—	(0.62)	N/A
Net income/(loss)	$0.14	$(0.59)	*	$0.16	$(0.30)	*

Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.13	$0.25	-48.0%	$0.15	$0.31	-51.6%
Loss from discontinued operations, net of income taxes	—	(0.83)	N/A	—	(0.61)	N/A
Net income/(loss)	$0.13	$(0.58)	*	$0.15	$(0.30)	*

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
REVENUES BY OPERATING SEGMENT AND ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2013
	Second Quarter	% Change vs. 2012	Six Months	% Change vs. 2012
The New York Times Media Group
Circulation	$206,965	6.6%	$412,447	7.4%
Advertising	163,040	-4.7%	316,578	-8.1%
Other	20,953	-6.9%	42,608	-1.4%
Total	$390,958	0.8%	$771,633	0.0%

New England Media Group
Circulation	$38,167	-2.3%	$74,474	-2.1%
Advertising	44,414	-9.5%	82,043	-9.8%
Other	11,824	-14.2%	23,146	-11.9%
Total	$94,405	-7.4%	$179,663	-7.1%

Total Company
Circulation	$245,132	5.1%	$486,921	5.8%
Advertising	207,454	-5.8%	398,621	-8.5%
Other(a)	32,777	-9.7%	65,754	-5.4%
Total	$485,363	-0.9%	$951,296	-1.4%

See footnotes page for additional information.

	2013
	Second Quarter	% Change vs. 2012	Six Months	% Change vs. 2012
National	$142,284	-3.5%	$272,389	-7.0%
Retail	31,332	-12.9%	60,494	-13.9%
Classified:
Help-Wanted	6,337	-11.0%	12,330	-13.0%
Real Estate	9,309	-13.9%	17,760	-14.5%
Automotive	5,275	-4.4%	10,515	-7.2%
Other	6,948	-1.3%	14,265	-1.6%
Total Classified	27,869	-8.6%	54,870	-9.7%
Other	5,969	-5.1%	10,868	-5.7%
Total Company	$207,454	-5.8%	$398,621	-8.5%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing and distribution, rental income, digital archives and direct mail advertising services.

(b)	Includes $6.7 million of accelerated depreciation expense in the first quarter of 2012 for certain assets at the Worcester Telegram & Gazette’s facility in Millbury, Mass., associated with the consolidation of most of its printing into The Boston Globe’s facility in Boston, in the second quarter of 2012.

(c)	In the second quarter of 2012, the Company recorded a $37.8 million gain on the sale of its remaining 210 units in Fenway Sports Group. In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group.

(d)	In the first quarter of 2012, the Company recorded a $4.9 million non-cash charge for a write-down of certain investments.

(e)	On September 24, 2012, the Company completed the sale of the About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses. The results of the About Group have been classified as discontinued operations in 2012.
On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group have been classified as discontinued operations in 2012.
The following table summarizes the 2012 results of operations presented as discontinued operations for both the About Group and the Regional Media Group:

	Second Quarter			Six Months
	2012			2012
	About Group	Regional Media Group	Total	About Group	Regional Media Group		Total
Revenues	$25,410	$—	$25,410	$49,354	$6,115		$55,469
Total operating costs	17,505	—	17,505	34,453	8,017		42,470
Write-down of assets	194,732	—	194,732	194,732	—		194,732
Pre-tax loss	(186,827)	—	(186,827)	(179,831)	(1,902)		(181,733)
Income tax benefit	65,643	—	65,643	62,968	736		63,704
Loss from discontinued operations, net of income taxes	(121,184)	—	(121,184)	(116,863)	(1,166)		(118,029)
(Loss)/gain on sale, net of income taxes:
Loss on sale	—	(7,026)	(7,026)	—	(4,717)		(4,717)
Income tax benefit	—	2,521	2,521	—	30,448	*	30,448
(Loss)/gain on sale, net of income taxes	—	(4,505)	(4,505)	—	25,731		25,731
(Loss)/income from discontinued operations, net of income taxes	$(121,184)	$(4,505)	$(125,689)	$(116,863)	$24,565		$(92,298)
* Tax benefit is primarily due to a tax deduction for goodwill.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items; operating profit before depreciation, amortization, severance and special items (if any); and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Second Quarter
	2013	2012	% Change
Diluted earnings per share from continuing operations	$0.13	$0.25	-48.0%
Add:
Severance	0.01	0.01
Special item:
Gain on sale of investment	—	(0.15)
Diluted earnings per share from continuing operations excluding severance and special item	$0.14	$0.11	27.3%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization and severance

	Second Quarter			Six Months
	2013	2012	% Change	2013	2012	% Change
Operating profit	$53,431	$44,068	21.2%	$77,095	$57,553	34.0%
Add:
Depreciation & amortization	21,608	22,920		43,408	53,036
Severance	2,716	1,844		7,667	7,120
Operating profit before depreciation & amortization and severance	$77,755	$68,832	13.0%	$128,170	$117,709	8.9%

Reconciliation of operating costs before depreciation & amortization, severance and raw materials

	Second Quarter			Six Months
	2013	2012	% Change	2013	2012	% Change
Operating costs	$431,932	$445,734	-3.1%	$874,201	$907,681	-3.7%
Less:
Depreciation & amortization	21,608	22,920		43,408	53,036
Severance	2,716	1,844		7,667	7,120
Operating costs before depreciation & amortization and severance	407,608	420,970	-3.2%	823,126	847,525	-2.9%
Less:
Raw materials	28,854	33,596		58,947	66,959
Operating costs before depreciation & amortization, severance and raw materials	$378,754	$387,374	-2.2%	$764,179	$780,566	-2.1%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425; serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224; paula.schwartz@nytimes.com
Andrea Passalacqua, 212-556-7354; andrea.passalacqua@nytimes.com